As filed with the Securities and Exchange Commission on December 21, 2022
Registration No. 333-257718
UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

AMENDMENT NO. 2 TO FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Skillsoft Corp.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	7372	83-4388331
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

300 Innovative Way, Suite 201 Nashua, New Hampshire 03062 (603) 324-3000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Richard Walker Chief Financial Officer 300 Innovative Way, Suite 201 Nashua, New Hampshire 03062 (603) 324-3000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
P.J. Himelfarb Merritt S. Johnson Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 Tel: (212) 310-8000 Fax: (212) 310-8007	Sarah Kinnick Hilty Chief Legal Officer 300 Innovative Way, Suite 201 Nashua, New Hampshire 03062 (603) 324-3000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 (this “Amendment”) relates to the following Registration Statement on Form S-1 (the “Registration Statement”), filed by Skillsoft Corp., a Delaware corporation (the “Company”), with the Securities and Exchange Commission:

•	Registration Statement on Form S-1 (File No. 333-257718), initially filed on July 6, 2021, covering the resale of (i) 70,250,000 shares of Class A common stock par value $0.0001 per share (“Class A common stock”); (ii) 33,966,667 warrants to purchase Class A common stock pursuant to certain private placement transactions (the “Private Warrants”), currently exercisable at a price of $11.50 per share; and (iii) 56,966,667 shares of Class A common stock issuable on the exercise of outstanding Private Warrants and those certain warrants of the Company originally sold as part of the units in the initial public offering by Churchill Capital Corp. II on July 1, 2019, as amended by Post-Effective Amendment No. 1 to Form S-1 Registration Statement filed on July 28, 2021 and which was subsequently declared effective by the Securities and Exchange Commission on August 2, 2021.

As of the date hereof, the Company has terminated all offerings of securities pursuant to the Registration Statement. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration by means of this Amendment, all of such securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Greenwood, Colorado, on December 21, 2022. No other person is required to sign this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 in reliance upon Rule 478 under the Securities Act.

Skillsoft Corp.

By:	/s/Jeffrey R. Tarr
	Name:	Jeffrey R. Tarr
	Title:	Chief Executive Officer and Director